Exhibit 99.1

CONTACT: Bobbi Leister, Corporate

Relations/Marketing Specialist

717-436-2144

www.fnbmifflintown.com

FOR IMMEDIATE RELEASE

FIRST COMMUNITY FINANCIAL CORP. POSTS STRONG 2009 RESULTS

MIFFLINTOWN, PA – First Community Financial Corp., the bank holding company for The First National Bank of Mifflintown, reported a 9% increase in 2009 net income when compared to 2008; assets grew $29,622,000 during the year or 9%.

President Jody D. Graybill noted, “We are especially pleased to report these results to our shareholders and would like to thank our customers for dealing with us during the past year. We also appreciate the efforts of our Board of Directors, Directors Emeriti, Advisory Boards, officers and employees. Despite challenging economic conditions and increased FDIC/OCC premiums and assessments faced by all banks last year, which increased $544,000 over 2008, we were able to continue to build earnings, capital and reserves.”

The First National Bank of Mifflintown has eleven (11) branch offices, as well as Trust and Investment services, serving Juniata and Perry Counties. Additional information about the bank or its stock may be obtained by telephone to 717-436-2144, by internet to www.fnbmifflintown.com or by e-mail to jskauffman@fnbmifflintown.com or bleister@fnbmifflintown.com.

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